Filed Pursuant to Rule 433
Registration Statement No. 333-202440

Relating to
Preliminary Prospectus Supplement dated November 29, 2016
(the “preliminary prospectus supplement”)

FINAL TERM SHEET
Dated November 29, 2016
ARCH CAPITAL FINANCE LLC
$500,000,000 4.011% Senior Notes due 2026
$450,000,000 5.031% Senior Notes due 2046

Fully and Unconditionally Guaranteed by
ARCH CAPITAL GROUP LTD.

Terms Applicable to All Notes Offered Hereby

Issuer:	Arch Capital Finance LLC
Guarantor:	Arch Capital Group Ltd.
Trade Date:	November 29, 2016
Settlement Date:	December 8, 2016 (T+7)
Anticipated Ratings (Moody’s / S&P / Fitch):*	A3/A-/A-
Joint Book-Running Managers:
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, commencing on June 15, 2017
Special Mandatory Redemption:
If (i) the Stock Purchase Agreement is terminated on any date prior to August 31, 2017 or (ii) the Acquisition is not consummated prior to August 31, 2017, then the Issuer will be required to redeem the notes at 101% of the aggregate principal amounts of the notes, plus accrued and unpaid interest. See “Use of Proceeds” and “Description of Notes – Special Mandatory Redemption” in the preliminary prospectus supplement for more information.

Day Count Convention:	30 / 360
Security Type:	SEC Registered

Terms Applicable to the 4.011% Senior Notes due 2026

Security:	4.011% Senior Notes due 2026 (the “2026 notes”)
Principal Amount:	$500,000,000
Issue Price:	100.000%
Underwriting Discount:	0.650%
Maturity Date:	December 15, 2026
Coupon:	4.011%
Optional Redemption:
At any time and from time to time prior to September 15, 2026, the 2026 notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the “make-whole” redemption price (calculated using a discount rate based on the applicable Treasury rate plus 30 basis points), plus accrued and unpaid interest.

At any time and from time to time on or after September 15,
2026, the 2026 notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2026 notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption” in the preliminary prospectus supplement for more information.

Treasury Benchmark:	2.000% due November 15, 2026
Treasury Benchmark Price; Yield:	97-08; 2.311%
Spread to Treasury Benchmark:	+170 basis points
Yield to Maturity:	4.011%
CUSIP / ISIN:	03939C AA1/US03939CAA18

Terms Applicable to the 5.031% Senior Notes due 2046

Security:	5.031% Senior Notes due 2046 (the “2046 notes”)
Principal Amount:	$450,000,000
Issue Price:	100.000%
Underwriting Discount:	0.875%
Maturity Date:	December 15, 2046
Coupon:	5.031%
Optional Redemption:
At any time and from time to time prior to June 15, 2046, the
2046 notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the “make-whole”
redemption price (calculated using a discount rate based on
the applicable Treasury rate plus 35 basis points), plus
accrued and unpaid interest.

At any time and from time to time on or after June 15, 2046, the 2046 notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2046 notes to be redeemed, plus
accrued and unpaid interest thereon to, but excluding, the
redemption date.

See “Description of Notes—Optional Redemption” in the preliminary prospectus supplement for more information.

Treasury Benchmark:	2.250% due August 15, 2046
Treasury Benchmark Price; Yield:	85-21; 2.981%
Spread to Treasury Benchmark:	+205 basis points
Yield to Maturity:	5.031%
CUSIP / ISIN:	03939C AB9/US03939CAB90

Other Changes to the Preliminary Prospectus Supplement

The following line items in the section titled “Preliminary Unaudited Pro Forma Condensed Combined Statement of Income” on pg S-46 of the preliminary prospectus supplement shall be re-placed in their entirety with the following:

		Nine Months Ended September 30, 2016
	Historical Arch	Historical UGC(1)	Acquisition Adjustments	Note 6	Financing Adjustments	Note 6	Pro Forma Combined
Acquisition expenses	509,607	53,799	62,100	(ah)	—		625,506
Other operating expenses	467,416	106,087	211	(ai)	—		573,714

The following line items in the section titled “Preliminary Unaudited Pro Forma Condensed Combined Statement of Income” on pg S-47 of the preliminary prospectus supplement shall be re-placed in their entirety with the following:

		Year Ended December 31, 2015
	Historical Arch	Historical UGC(1)	Acquisition Adjustments	Note 6	Financing Adjustments	Note 6	Pro Forma Combined
Acquisition expenses	681,476	74,918	101,400	(ah)	—		857,794
Other operating expenses	607,516	146,403	(9,068)	(ai)	—		744,851

The foregoing changes only affected the amounts in the Historical UGC column and the corresponding Pro Forma Combined amounts and were solely as a result of a reclassification of certain expenses between the two line items shown above. The total amount of expenses was not affected and as a result no other amounts in the income statements have been changed.

* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The anticipated ratings of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. Following the announcement of the acquisition by the Guarantor of United Guaranty Corporation and AIG United Guaranty (Asia) Limited (the “UGC Acquisition”), Moody’s Investors Service placed the Guarantor’s ratings on review for downgrade and indicated that, following the closing of the UGC Acquisition, the Guarantor’s senior unsecured debt rating could be lowered by one notch to “Baa1”; Standard & Poor’s Financial Services affirmed the Guarantor’s “A-” counterparty credit rating and revised its outlook to negative from stable; and Fitch Ratings placed the Guarantor’s long-term issuer credit ratings and senior unsecured debt rating on negative watch and indicated that, following the closing of the UGC Acquisition, they could be lowered by up to two notches to “BBB+” and “BBB”, respectively. See “Risk Factors—Risks Relating to the Notes—Our credit ratings, including ratings on our long-term debt including the notes, may be downgraded as a result of the UGC Acquisition or otherwise” (as updated by the foregoing information) in the preliminary prospectus supplement.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA), LLC at 1-800-221-1037, Barclays Capital Inc. at 888-603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 and Lloyds Securities Inc. at 212-930-8956.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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